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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Lease Corporation:

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Air Lease Corporation of our report dated March 9, 2012, with respect to the consolidated balance sheets of Air Lease Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2011 and the period from inception to December 31, 2010, which report appears in the December 31, 2011 Annual Report on Form 10-K of Air Lease Corporation.

/s/ KPMG LLP

San Francisco, California
March 9, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm